Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

December 11, 2023

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

Greystone Housing Impact Investors LP Announces Sale of

Suites on Paseo

OMAHA, Nebraska -- Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced today that on December 6, 2023, it sold Suites on Paseo (also known as The Essential), a 384-bed student housing property in San Diego, CA, to an affiliate of San Diego State University. The gross sales price was approximately $40.7 million when including the contract purchase price and accelerated master lease payments. The Partnership originally acquired a tax-exempt mortgage revenue bond secured by Suites on Paseo in December 2013 and obtained outright ownership of the property via a deed in lieu of foreclosure in September 2015.

“We are pleased to announce the sale of Suites on Paseo and to be in a position to redeploy the Partnership’s investment capital into our core multifamily investment strategies,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership. “We are very appreciative of the work of Capstone On-Campus Management, their on-site staff, and the cooperation of San Diego State University and their advisors in bringing this transaction to a successful conclusion.”

The Partnership estimates it will recognize a gross gain on sale of approximately $9.9 million within net income for the fourth quarter of 2023, before settlement of final proceeds and expenses. The Partnership does not expect that the sale will materially impact its reported Cash Available for Distribution (“CAD”) as the gain on sale represents a recovery of prior depreciation expense that was not reflected in the Partnership’s previously reported CAD. The Partnership expects to report a taxable gain on sale of approximately $5.9 million, which will be allocated to investors on Schedule K-1 for tax year 2023 in accordance with the rules and regulations of the Internal Revenue Service.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.